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LIONEL B. CLANCY #134180                                        (ENDORSED)
LAW OFFICES OF LIONEL B. CLANCY                                   FILED
1299 Ocean Avenue                                           Nov. 1 3:12 PM '95
Suite 323                                                       ---------
Santa Monica, California 90401                                 COUNTY CLERK
(310) 319-3277                                              SANTA CLARA COUNTY
                                                 BY ------------------------------ DEPUTY
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PETER LINDEN
KAUFMAN, ??? KIRBY & SQUIRE
919 Third Avenue
New York, New York 10022
(212) 371-6600

                   SUPERIOR COURT FOR THE STATE OF CALIFORNIA
                             COUNTY OF SANTA CLARA
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ANTHONY CAMPANELLA, JR.
Plaintiffs,

            - against -

MAXTOR CORPORATION, GREGORY M.
GALLO, I.B. (.S. PARK, RYAL V.
POPPA, RICHARD D. RELANSTON, M.M.
??????, CHARLES HILL, HYUNDAI
ELECTRONICS INDUSTRIES CO. LTD. AND
HYUNDAI ELECTRONICS AMERICA) C.S.
Defendants.
------------------------------------

                                   COMPLAINT

                                 (CLASS ACTION)

     Plaintiff, by her attorneys for her complaint, alleges on information and belief, except as to paragraph 3, which is alleged upon knowledge:

          1. Defendant, Maxtor Corporation ("Maxtor") is a Delaware corporation having over 33,000,000 shares of common stock issued and outstanding.

          2. The individual defendants are directors of Maxtor.

          3. Plaintiff is the owner of shares of common stock of Maxtor.

          4. Maxtor develops, manufacturers and markets hard disk drives for desktop and mobile computer systems.

          5. Hyundai Electronics Industries Co. Ltd. ("Hyundai") beneficially owns over 37% of Maxtor's common stock. Hyundai Electronics America ("Hyundai America") is a subsidiary of Hyundai.

          6. Through its 37% ownership of Maxtor's common stock, Hyundai dominates and controls Maxtor and its board of directors, and effectively has veto power over any other transaction to acquire Maxtor.
                                             BY FACSIMILE
                                             Civil Action No. CV753578
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          7. Hyundai, through its subsidiary Hyundai America, has offered to acquire all of the outstanding shares of Maxtor not already owned by Hyundai for $6.70 per share. Hyundai's offer of $6.70 per share has been unanimously approved by a special committee of the board of directors of Maxtor.

          8. (a) Plaintiff brings this action on her own behalf and on behalf of all members of her class, namely, all owners of the common stock of Maxtor who, like plaintiff, are threatened with being frozen out of Maxtor for unfair and inadequate consideration offered by Hyundai.

          (b) The class consists of thousands of members so that joinder of all members is impracticable;

          (c) Most, if not all, questions of law and fact are common to the class;

          (d) The claims of plaintiff herein are typical of the claims of the class;

          (e) Plaintiff will fairly and adequately protect the interests of the class;

          (f) The expense of bringing individual actions would be prohibitive for small stockholders of Maxtor and this class action is thus the most fair and efficient method for adjudication of their claims.

          9. Defendants, aiding and abetting and acting in concert with each other, have embarked upon a fraudulent plan, scheme and conspiracy to freeze out the public shareholders of Maxtor at a grossly inadequate price and to acquire Maxtor's business and assets for a fraction of their true value, namely, the asserted per share price of $6.70.

          10. Prior to Hyundai's offer for the stock of Maxtor, defendants did not (i) undertake an adequate evaluation of Maxtor's worth as a potential merger or acquisition candidate or take adequate steps to enhance Maxtor's value or attractiveness as a merger or acquisition candidate; (ii) effectively attempt to dispose of Maxtor's assets; (iii) attempt to solicit arms-length bids to acquire all or part of Maxtor's business; or (iv) act so that the interests of the public stockholders of Maxtor were protected.

          11. As a result of the foregoing, defendants herein have wilfully participated in the perpetuation of a fraud upon the members of the class and have engaged in, knowingly and substantially assisted in, and aided and abetted each other in a breach of fiduciary duty to the class.

          (a) That plaintiff and the class be afforded such other, further and different relief as the Court may deem just and proper in the premises.

Dated: November 1, 1995

                                          LAW OFFICE OF LIONEL Z. GLANCY

                                          By:       /s/  LIONEL Z. GLANCY
                                            Lionel Z. Glancy
                                            1299 Ocean Avenue
                                            Suite 323
                                            Santa Monica, CA 90401-1041
                                            (310) 319-3277

                                          KAUFMAN MALCHMAN KIRBY & SQUIRE, LLP
                                          919 Third Avenue
                                          New York, New York 10022
                                          (212) 371-6600

                                          Attorneys for Plaintiff

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